Exhibit 5.1
[LETTERHEAD OF LATHAM & WATKINS LLP]
August 14, 2007
The Spectranetics Corporation
96 Talamine Court
Colorado Springs, CO 80907
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to The Spectranetics Corporation, a Delaware corporation (the “Company”), in connection with the registration of 503,851 shares of common stock, par value $0.001 per share (the “Shares”), issuable under The Spectranetics Corporation 2006 Incentive Award Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 14, 2007 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
Subject to the foregoing, it is our opinion that as of the date hereof, and, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the Plan and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement.
In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ LATHAM & WATKINS LLP
LATHAM & WATKINS LLP